                                                                      Exhibit 99

                          TRW Inc. and Subsidiaries
                      Computation of Ratio of Earnings
                        to Fixed Charges - Unaudited

                       (In millions except ratio data)





                                                   Nine Months                         Years Ended December 31
                                                      ended             ---------------------------------------------------
                                                September 30, 1995       1994       1993       1992      1991         1990
                                                ------------------      ------     ------     ------    -------      ------
Earnings(loss) before income taxes                    $530.3            $534.5     $359.1     $347.6    $(129.4)(A)  $343.1

Unconsolidated affiliates                                1.8              (0.6)       0.7       (0.9)      (1.0)      (13.2)

Minority earnings                                        7.5               5.2        5.7        2.6       (7.8)       (0.5)

Fixed charges excluding capitalized interest           120.1             160.9      194.0      227.1      254.3       252.0
                                                      ------            ------     ------     ------    -------      ------
Earnings                                              $659.7            $700.0     $559.5     $576.4     $116.1      $581.4
                                                      ------            ------     ------     ------    -------      ------

Fixed Charges:
Interest expense                                       $76.2            $104.8     $137.8     $162.9     $189.6      $186.9

Capitalized interest                                     3.8               6.6        7.9       12.7       10.1         7.6

Portion of rents representative of
  interest factor                                       43.1              54.7       54.0       64.0       64.4        64.6

Interest expense of unconsolidated
  affiliates                                             0.8               1.4        2.2        0.2        0.3         0.5
                                                      ------            ------     ------     ------    -------      ------

Total fixed charges                                   $123.9            $167.5     $201.9     $239.8     $264.4      $259.6
                                                      ------            ------     ------     ------    -------      ------

Ratio of earnings to fixed charges                       5.3x              4.2x       2.8x       2.4x       0.4x(A)     2.2x
                                                      ------            ------     ------     ------    -------      ------

(A) The 1991 loss before income taxes of $129.4 million includes a charge of $343 million to cover costs associated with divestment and restructuring activities. Excluding this charge, the ratio of earnings to fixed charges would have been 1.7x.